Exhibit 4.1

PhytoMedicalTechnologies, Inc.

SUBSCRIPTION AGREEMENT

The Offer and Sale of up to 200,000,000 Units

 In Accordance with the Prospectus Dated <>, 2010

Offering Price - $0.01per Unit

            PhytoMedical Technologies, Inc., a Nevada corporation (the “Company’) is offering up to a maximum of 200,000,000 units (the “Units”) of its securities at an offering price of $0.01 per Unit. Each Unit consists of:

•         one (1) share of the Company’s  common stock, $0.00001 par value per share (collectively, the “Unit Shares”); and,

•         one-half of one Series B Stock Purchase Warrant (collectively, the “Series B Warrants”).

            Each full Series B Warrant entitles the holder to purchase one additional share of the Company’s common stock (the “Warrant Shares”) at a price of $0.03 for a period of two (2) years from the issuance date of the Series B Warrant.  The Warrant Shares and the Unit Shares are collectively referred to as the “Securities.”

            The Securities are being offered and sold pursuant to the Prospectus dated _________, 2010 (the “Prospectus”) accompanying this Subscription Agreement.

            In order to purchase Units, a prospective investor must complete and sign this Subscription Agreement and return it to the Company, along with the Aggregate Purchase Price.

1.  Number of Units subscribed for: ______________________________________________

2.  Payment tendered (number of Units subscribed for multiplied by $0.01): _______________  (the “Aggregate Purchase Price”).

            Payment of the Aggregate Purchase Price can be made in cash or by check, bank draft or postal express money order payable to PhytoMedical Technologies, Inc. or by wire transfer of funds as follows:

FORWARD THIS SUBSCRIPTION AGREEMENT TO PHYTOMEDICAL TECHNOLOGIES, INC. AT:

100 Overlook Drive, 2nd Floor

 Princeton, New Jersey, 08540

Attention: President and Chief Executive Officer

            In connection with the offer and sale of the Units, the Company reserves the right, in its sole discretion, to reject any subscription in whole or in part for any reason whatsoever notwithstanding the tender of payment at any time prior to its acceptance of any subscriptions.

            This Subscription Agreement does not constitute an offer to sell or a solicitation of any offer to buy any Shares by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

            The shares have not been registered in the State of Florida.  The sale of the shares pursuant to this Subscription Agreement in the State of Florida shall be voidable by the Purchaser within three days after the receipt of consideration from such purchaser by the escrow agent.

            Florida residents hereby represent that they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in PhytoMedical Technologies, Inc. and they are able to bear the economic risk to such investment.

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SIGNATURE PAGE TO THE PHYTOMEDICAL TECHNOLOGIES, INC.

SUBSCRIPTION AGREEMENT

_____________________________                                      _____________________________

Signature                                                                                  Date

____________________________                            _____________________________

Print Name of Purchaser                                                          Soc. Sec. or Tax ID No.

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Address for Delivery of Shares

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Telephone Number                                                                              Facsimile Number

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Email Address